For Immediate Release
Exhibit 99.1

Hasbro Announces Completion of the Sale of Manufacturing Facilities to Cartamundi Group

Pawtucket, R.I.,  August 31, 2015 -- Hasbro, Inc. (NASDAQ: HAS) today announced the completion of the previously announced sale of Hasbro's manufacturing locations in East Longmeadow, Massachusetts and Waterford, Ireland to the Cartamundi Group. The specific terms of the transaction were not disclosed.

"I want to thank our employees who have transitioned to Cartamundi for their hard work and dedication to ensure a smooth and successful transition," said Duncan Billing, Executive Vice President, Chief Global Operations and Business Development Officer, Hasbro Inc. "We look forward to continuing to work with Cartamundi and this talented workforce – albeit in a different capacity – as we continue to manufacture Hasbro's ever-popular board games at both these sites."

About Hasbro

Hasbro (NASDAQ: HAS) is a global company committed to Creating the World's Best Play Experiences, by leveraging its beloved brands, including LITTLEST PET SHOP, MAGIC: THE GATHERING, MONOPOLY, MY LITTLE PONY, NERF, PLAY-DOH and TRANSFORMERS, and premier partner brands. From toys and games, television programming, motion pictures, digital gaming and lifestyle licensing, Hasbro fulfills the fundamental need for play and connection with children and families around the world. The Company's Hasbro Studios and its film label, ALLSPARK PICTURES, create entertainment brand-driven storytelling across mediums, including television, film, digital and more. Through the company's commitment to corporate social responsibility, including philanthropy, Hasbro is helping to build a safe and sustainable world and to positively impact the lives of millions of children and families. Learn more at www.hasbro.com, and follow us on Twitter (@Hasbro & @HasbroNews) and Instagram (@Hasbro).

© 2015 Hasbro, Inc. All Rights Reserved.

HAS-PR
Hasbro Press Contact: Julie Duffy | Hasbro, Inc. | (401) 727-5931 | julie.duffy@hasbro.com

Hasbro Investor Contact:  Debbie Hancock | Hasbro, Inc. | (401) 727-5401 | debbie.hancock@hasbro.com

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